Exhibit 99.1

GTSI Reports Second Quarter Results

Company experiences major disruptions with ERP conversion

CHANTILLY, VA. – August 9, 2005 – GTSI® Corp. (Nasdaq: GTSI), a leading government technology solutions aggregator, today announced financial results for the quarter ended June 30, 2005, and monthly sales (see attached tables).

For the second quarter 2005, GTSI reported sales of $160.7 million, a 32.8% decline over the same period a year ago, and a net loss of $8.1 million ($0.88 per diluted share).  Selling, general, and administrative expenses were $29.4 million, up 19.4%, driven primarily by the intense efforts to shore up GTSI’s supply chain operations, additional personnel associated with the company’s growth initiative, as well as direct and indirect expenses related to the implementation of an enterprise resource planning (ERP) system.

Gross margin dollars were down $4.9 million in the second quarter of 2005 versus the second quarter of 2004, while gross margin percentage was up 1.3 percentage points for the same comparative periods.

“Clearly, the quarter’s financial results were disappointing and failed, by a large margin, to meet our expectations.  We endured tremendous challenges throughout our company as we implemented a new ERP system, and encountered difficulties in the delivery of product to our customers,” said Dendy Young, Chairman and Chief Executive Officer of GTSI.  “While the ERP data conversion went well, the company experienced numerous fulfillment and distribution problems.  Our sales organization, passionate on behalf of their customers, diverted their attention from new business to hand-managing orders through our new system.  Throughout the process I have been impressed with the dedication and commitment of my fellow GTSI employees.  And I am extremely grateful for the patience our customers have shown during this painful period.”

“Recent operations and bookings results show signs of stability after three very difficult months,” added Mr. Young.  “We feel that the most trying times are behind us and we are optimistic about the selling cycle ahead.  GTSI management continues to be acutely aware of the current imbalance between gross margin dollars and SG&A.  We are continuing to focus our attention and efforts on improving the overall productivity of the organization.”

Post-Peak Buying Season Plan

A new customer-focused plan is being designed by Scott Friedlander, Executive Vice President of Sales, who was recently promoted to oversee all sales activities for GTSI.  The goal is to reconfigure the customer sales teams and technology practices into a “one team, one goal” by fully integrating all of the revenue and margin generating areas of GTSI.   “For some time we have been operating our revenue generating teams in a multi-layered approach,” said Mr. Friedlander.  “Our goal is to eliminate duplications within the organization and position our sales teams to focus more on selling and less on back office functions.”  Tom Mutryn, Senior Vice President and Chief Financial Officer, added, “The ERP implementation exposed certain weaknesses in our supply chain processes.  We have made needed investments by bringing in a full complement of resources to tackle these problems and have addressed the critical issues.  Going forward, the operations functions will be simplified to better support the revenue-generating team.  In the end, the only thing that matters is efficiently filling orders for our customers.  Working with Scott and his team, we are excited about the new direction for GTSI sales.”

Financial Update

Mr. Mutryn further commented, “GTSI continues to have a very strong balance sheet with no long-term debt and stockholders’ equity of $79.8 million ($8.63 per basic and diluted share (1)).  In addition to the expenses associated with year-over-year personnel growth, the company continued to invest in company-wide training and the deployment of the new ERP system, which resulted in a significant impact on the bottom line.”

The company’s ERP system went live on April 19th.

“Due to a myriad of problems associated with extracting data from the new ERP platform, we suspended monthly reporting on May 31st,” said Mr. Mutryn.  “We are now able to provide monthly results for April, May, and June.”

Sales for June 2005 were $86.3 million, representing a 7.2% decline of average daily sales from June 2004 of $93.0 million.  Month-end total backlog for June was $129.1 million or a 16.7% decrease versus $155 million for the same period last year while net bookings for June 2005 totaled $79.4 million as compared to $115.1 million for June 2004, a 31% decline.

As a company that generates 90+% of its sales from the federal government end-users, it is important to note that GTSI generally achieves more than two-thirds of its sales during the second half of the year due to the federal government’s fiscal year-end of September 30th.   Although we anticipate, based on the seasonality of our business, improved results in the third and fourth quarters of CY 2005, we expect our annual results to be a net loss for 2005.

Share Buyback Program

During the quarter GTSI embarked upon a share buyback program approved by its Board of Directors.  The company has repurchased 280,120 shares as of July 31, 2005 at an average cost of $8.39.  “The company stands ready to continue the share buyback program and to facilitate the purchase of blocks of stock,” said Mr. Mutryn. “We believe this is a wise use of our cash, while the market continues to undervalue our stock.”

If and when the company repurchases shares, it will do so on the open market, through block trades or otherwise.  The amount of share repurchases, and the timing of purchases, will be based upon capital requirements, general business conditions, and other factors.  The company may hold the repurchased shares in treasury for general corporate purchases, including issuances under GTSI’s employee stock purchase plan.

Conference Call

An investor conference call to discuss first quarter results is scheduled for 11:00 a.m. Eastern Time August 9, 2005.  Interested parties are invited to participate by calling 800-353-6469 or 334-323-9855, pass code is GTSI.  In addition, you may access the webcast on GTSI’s Investor Relations page (www.gtsi.com/ir).  Webcast will be available for replay through August 9, 2006.  To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software.  A replay will be available following the conclusion of the call until 6:00 pm Eastern Time, August 12, 2005.  To access the replay, please dial 877-919-4059 or 334-323-7226, pass code 37499254.

(1) Shareholders’ equity of $79.8 million divided by common stock shares outstanding of 9,249m at June 30, 2005 equals $8.63 per share.

About GTSI Corp.

GTSI Corp. is the leading information technology product and solutions aggregator, combining best of breed products and services to produce solutions that meet government’s evolving needs. For more than two decades, GTSI has focused exclusively on Federal, State, and Local government customers worldwide, offering a broad range of products and services, an extensive contract portfolio, flexible financing options, global integration and worldwide distribution. GTSI’s unique Technology Practices consisting of certified experts, deliver solutions to support government’s critical transformation efforts.  Additionally, GTSI focuses on systems integrators on behalf of government programs. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at www.GTSI.com/About.

Except for historical information, all of the statements, expectations, beliefs, and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management — including, but not limited to, those relating to revenue, margins, operating results, and net income, and the effect of new contracts as well as new vendor relationships — may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements.  In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company’s most recent report on Form 10–K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries.  All trade names are the property of their respective owners.

GTSI Contact:

Paul Liberty

Area Vice President, Corporate Affairs & Investor Relations

703.502.2540

paul.liberty@gtsi.com

### ### ###

GTSI Corp.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended
	June 30,		Change from 2004
	2005	2004	Actual	Percentage

Sales	$160,683	$238,990	$(78,307)	-32.8%
Cost of sales	144,077	217,453	(73,376)	-33.7%
Gross margin	16,606	21,537	(4,931)	-22.9%

Operating expenses	29,393	24,622	4,771	19.4%
Loss from operations	(12,787)	(3,085)	(9,702)	-314.5%

Interest income, net	354	519	(165)	-31.8%
Loss before income taxes	(12,433)	(2,566)	(9,867)	-384.5%

Income tax benefit	(4,288)	(1,013)	(3,275)	323.3%
Net loss	$(8,145)	$(1,553)	$(6,592)	-424.5%

Basic net loss per share	$(0.88)	$(0.18)	$(0.70)	-388.9%
Diluted net loss per share	$(0.88)	$(0.18)	$(0.70)	-388.9%

Weighted average shares outstanding:
Basic	9,249	8,573	676	7.9%
Diluted	9,249	8,573	676	7.9%

	Six Months Ended
	June 30,		Change from 2004
	2005	2004	Actual	Percentage

Sales	$317,684	$417,612	$(99,928)	-23.9%
Cost of sales	282,999	377,994	(94,995)	-25.1%
Gross margin	34,685	39,618	(4,933)	-12.5%

Operating expenses	57,684	46,319	11,365	24.5%
Loss from operations	(22,999)	(6,701)	(16,298)	-243.2%

Interest income, net	1,083	1,851	(768)	-41.5%
Loss before income taxes	(21,916)	(4,850)	(17,066)	-351.9%

Income tax benefit	(7,961)	(1,915)	(6,046)	315.7%
Net loss	$(13,955)	$(2,935)	$(11,020)	-375.5%

Basic net loss per share	$(1.53)	$(0.34)	$(1.19)	-350.0%
Diluted net loss per share	$(1.53)	$(0.34)	$(1.19)	-350.0%

Weighted average shares outstanding:
Basic	9,126	8,564	562	6.6%
Diluted	9,126	8,564	562	6.6%

GTSI Corp.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,	Change from	% Change from
	2005	2004	December 31, 2004	December 31, 2004
ASSETS
Current assets:
Cash	$292	$397	$(105)	-26.4%
Accounts receivable	164,534	210,606	(46,072)	-21.9%
Merchandise inventory	70,072	59,184	10,888	18.4%
Other current assets	19,521	9,616	9,905	103.0%
Total current assets	254,419	279,803	(25,384)	-9.1%
Property and equipment, net	15,605	15,183	422	2.8%
Other assets	1,648	1,400	248	17.7%

TOTAL ASSETS	$271,672	$296,386	$(24,714)	-8.3%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable to banks	$—	$1,179	$(1,179)	-100.0%
Accounts payable	165,645	173,218	(7,573)	-4.4%
Accrued liabilities	14,051	14,734	(683)	-4.6%
Deferred revenue	7,250	9,216	(1,966)	-21.3%
Accrued warranties	1,625	2,429	(804)	-33.1%
Total current liabilities	188,571	200,776	(12,205)	-6.1%
Other liabilities	3,269	3,473	(204)	-5.9%
Total liabilities	191,840	204,249	(12,409)	-6.1%
Stockholders’ equity	79,832	92,137	(12,305)	-13.4%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$271,672	$296,386	$(24,714)	-8.3%

GTSI Corp.

	Business Days in Month (1)	Sales ($ in Millions)	Year-over-Year Change Average Daily Sales	Month-End Total Backlog ($ in Millions)	Year-over-Year Change	Monthly Bookings ($ in Millions)	Year-over-Year Change Average Daily Bookings
June 2003	21	81.0	-17.6%	106.2	-10.3%	100.4	-1.1%
July 2003	22	75.5	1.8%	116.5	-4.4%	85.8	10.4%
August 2003	21	65.4	-17.1%	131.6	0.3%	80.5	-8.2%
September 2003	21	132.2	4.9%	228.3	12.1%	228.9	13.3%
October 2003	23	113.0	8.1%	192.9	19.7%	77.6	25.0%
November 2003	18	93.2	4.7%	144.0	35.1%	44.3	18.7%
December 2003	22	106.3	24.2%	102.8	12.6%	65.1	-6.4%
January 2004	21	58.4	14.4%	89.6	-3.1%	45.2	-13.4%
February 2004	19	52.3	-6.3%	83.1	-2.4%	45.8	-5.4%
March 2004	23	67.9	-10.9%	98.0	35.7%	82.8	33.3%
April 2004	22	73.8	52.8%	123.0	37.0%	98.8	49.9%
May 2004	20	72.2	19.5%	132.9	53.1%	82.1	43.0%
June 2004	22	93.0	9.6%	155.0	46.0%	115.1	9.4%
July 2004	21	89.5	24.2%	173.0	48.5%	107.5	31.3%
August 2004	22	84.9	23.9%	192.8	46.5%	104.7	24.2%
September 2004	21	156.2	18.2%	257.0	12.6%	220.4	-3.7%
October 2004	21	107.7	4.4%	207.8	7.7%	58.5	-17.4%
November 2004	20	93.2	-10.0%	152.7	6.0%	38.1	-22.6%
December 2004	21	127.0	25.2%	86.8	-15.6%	61.1	-1.7%
January 2005	21	54.8	-6.2%	83.1	-7.3%	51.1	13.1%
February 2005	19	43.0	-17.8%	95.5	14.9%	55.4	21.0%
March 2005	23	59.2	-12.8%	107.3	9.5%	71.0	-14.3%
April 2005	21	33.9	-51.9%	123.9	0.7%	50.5	-46.5%
May 2005	22	40.8	-48.6%	136.0	2.3%	52.9	-41.4%
June 2005	22	86.3	-7.2%	129.1	-16.7%	79.4	-31.0%

(1) All percentage calculations are based on data per business day calculations